Exhibit 99.1

Genasys Inc. Reports Fiscal Third Quarter 2025 Financial Results

Instrumentation and Software for 1st Dam Accepted in Puerto Rico

SAN DIEGO – August 14, 2025 Genasys Inc. (NASDAQ: GNSS), the leader in Protective Communications, today announced financial results for the Company’s fiscal third quarter ended June 30, 2025.

Richard S. Danforth, Chief Executive Officer of Genasys, Inc., commented, “As expected, business in the second half of fiscal 2025 has accelerated dramatically. Just this morning, we finally received confirmation that the remaining deposit on the third group of dams is being transferred today. Across Puerto Rico, installation on all nine dams in the first two groups is underway. Additionally, at the end of July 2025, the US Army issued an RFQ for the initial production order in support of the CROWS (Common Remote Operated Weapons Station) program of record. Our understanding is that procurement is nearly complete, and a purchase order is being prepared.”

Continuing, Mr. Danforth said, “While the hardware business has seen diverse and continuing improvement in bookings throughout the year, the software business has been materially constrained by the temporary freezing and uncertainty of federal grant money being made available to state and local initiatives. In fact, more than $9 million in current software bookings is being held up due to uncertainty of funding sources. Major funding sources like UASI (Urban Area Security Initiative), HSGP (Homeland Security Grant Program), BRIC (Building Resilient Infrastructure and Communities) and FEMA have all been constrained throughout 2025 and the ongoing uncertainty is affecting procurement processes throughout the US. That said, our sales efforts coupled with the nationwide awareness created by the horrific events in Los Angeles, North Carolina, and in Texas have driven our pipeline of software opportunities to unprecedented levels.”

Fiscal 3Q 2025 Financial Summary

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Revenue of $9.9 million, versus $7.2 million in 3Q 2024.
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GAAP operating loss of ($5.9) million, versus ($5.4) million in 3Q 2024.
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GAAP net loss of ($6.5) million, versus ($6.7) million in 3Q 2024.
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GAAP net loss per share ($0.14), versus ($0.15) in 3Q 2024.
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Adjusted EBITDA of ($4.8) million, versus ($4.3) million in 3Q 2024.

Business Highlights

•
Received acceptance from Puerto Rico Electric Power Authority (PREPA) for the installation of instrumentation on the first dam and the activation of the software system to be utilized across the Early Warning System (EWS).
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Executed cost reduction actions expected to reduce operating expenses by $2.5 million annually, beginning 1Q 2026.
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Named Cassandra Monteon interim Chief Financial Officer
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Generated $4.3 million in revenues from Puerto Rico EWS project in fiscal 3Q 2025

Business Outlook

Genasys is well underway with the implementation of the Puerto Rico EWS project. In the third fiscal quarter, the Company recorded $4.3 million in project-related revenue, with very little profit margin. As installations are completed, revenue and profit growth will accelerate consistent with the percentage-of-completion accounting methodology. To date, Genasys has recognized $5.6 million of revenue with less than 30% gross margins. As the project progresses and profits on prior instrumentation revenues can be realized, project margins will improve significantly, as those revenues will be recognized at 100% gross margin. It is important to note that revenue and profit recognition continues to be significantly different from the expected cash-based accounting of the project. As each dam’s system is completed and accepted, Genasys is to be paid the remaining 40% of total value of each dam. Based on the current production and delivery schedules, and installation timelines, Genasys continues to expect to realize between $15 million and $20 million in Puerto Rico related revenue in fiscal 2025, with revenue and profit recognition on the project accelerating significantly in fiscal 2026.

Excluding the efforts in Puerto Rico, hardware bookings continue to improve year over year. The US Army is finalizing the procurement process for the initial production order for the CROWS AHD program, Genasys expects that this initial order will be for $8.0 million to $8.5 million of LRAD equipment. That order will take fiscal 2025 hardware bookings to date 10% higher than bookings for all fiscal 2024, excluding the Puerto Rico project. With CROWS AHD, Genasys’ hardware backlog, excluding the Puerto Rico project, will be over $16 million.

Software bookings continued to be soft in the fiscal third quarter. While numerous federal funding sources have officially been restarted, the increased scrutiny and ongoing uncertainty has impacted customers throughout the nation all the way up from local to state, and even federal agencies. Our Software pipeline continues to expand across all our product offerings, and we continue to expect deal conversions to improve and accelerate as access to federal funds normalizes. In the interim, however, Genasys has taken actions to reduce operating expenses associated with our software business. Beginning in the first fiscal quarter of 2026, we believe those combined actions will deliver approximately $2.5 million in annualized savings.

Operating expenses in the third fiscal quarter were down 3.9% sequentially and 6.8% year over year, owing to operational and cost discipline and the absence of certain legal and professional fees. Fiscal fourth quarter 2025 operating expenses, inclusive of severance costs, are expected to be similar to fiscal third quarter 2025 levels, with the savings discussed above beginning to be realized in the fiscal first quarter of 2026.

While the $5.5 million in cash, cash equivalents and marketable securities we are reporting at the end of June is lower than we would prefer, upcoming payments for invoices already issued from Puerto Rico and cash flows from the US Army order give us the confidence that we have adequate capital to operate and capture the profits embedded in our existing backlog.

Fiscal 3Q 2025 Financial Review

Fiscal third quarter revenue was $9.9 million, a 38% increase from $7.2 million in the prior year's fiscal third quarter. Software revenue increased 7% while hardware revenue increased 50%, compared with the fiscal 2024 third quarter. Within software, quarterly recurring revenue increased 8% year over year and ARR finished the quarter at $8.7 million.

Gross profit margin was 26.3%, compared with 52.8% in the third quarter of fiscal 2024. The depressed gross margin is primarily attributable to the percentage-of-completion accounting associated with the Puerto Rico project and the underutilization of hardware revenue.

Operating expenses of $8.5 million decreased from $9.1 million in the fiscal third quarter of 2024. Selling, general and administrative expenses were essentially flat year over year at $6.4 million in the quarter ended June 30, 2025. Research and development expenses decreased 16% year over year to $2.1 million.

GAAP net loss in the quarter was ($6.5) million, or ($0.14) per share, compared with a GAAP net loss of ($6.7) million, or ($0.15) per share, in the third quarter of fiscal 2024.

Excluding other income and expense, net income tax expense (benefit), depreciation, stock-based compensation and amortization of intangibles, adjusted EBITDA was ($4.8) million for the third quarter of fiscal 2025, compared with ($4.3) million for the prior fiscal year period.

Cash, cash equivalents and marketable securities totaled $5.5 million as of June 30, 2025, compared with $13.1 million as of September 30, 2024.

We include in this press release the non-GAAP operational metrics of adjusted EBITDA, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net loss before other income and expense, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis.

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the third quarter of fiscal year 2025 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702. A webcast will also be available at the following link: https://app.webinar.net/5vKnwNmje6L

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the investors page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and hardware systems, including the Company’s Long Range Acoustic Device® (LRAD®), the Genasys Protect platform is designed around one premise: ensuring organizations and public safety agencies are Ready when it matters™. Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts, and other causes that may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2024. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Brian Alger, CFA

SVP, IR and Corporate Development

ir@genasys.com

(858) 676-0582

Genasys Inc.

Consolidated Balance Sheets

(Unaudited - in thousands)

	June 30, 2025	September 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,339	$4,945
Short-term marketable securities	120	7,945
Restricted cash	95	95
Accounts receivable, net	4,648	3,283
Contract assets	2,846	—
Inventories, net	11,426	7,313
Prepaid expenses and other	7,458	2,559
Total current assets	31,932	26,140
Long-term marketable securities	—	249
Long-term restricted cash	585	250
Property and equipment, net	1,169	1,291
Goodwill	13,451	13,329
Intangible assets, net	6,724	8,506
Operating lease right of use assets, net	2,550	3,110
Other assets	982	1,061
Total assets	$57,393	$53,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,797	$4,034
Accrued liabilities	23,473	9,030
Operating lease liabilities, current portion	1,075	1,021
Notes payable, at fair value	17,050	—
Total current liabilities	49,395	14,085

Notes payable, at fair value	—	12,010
Warrant liability	2,080	6,640
Long-term deferred revenue	294	369
Operating lease liabilities, noncurrent	2,465	3,269
Total liabilities	54,234	36,373

Total stockholders' equity	3,159	17,563
Total liabilities and stockholders' equity	$57,393	$53,936

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$9,857	$7,167	$23,729	$17,267
Cost of revenues	7,260	3,383	15,344	9,827
Gross profit	2,597	3,784	8,385	7,440
	26.3%	52.8%	35.3%	43.1%
Operating expenses
Selling, general and administrative	6,422	6,649	19,904	19,806
Research and development	2,100	2,496	6,602	7,218
Total operating expenses	8,522	9,145	26,506	27,024

Loss from operations	(5,925)	(5,361)	(18,121)	(19,584)
Other income, net	(554)	(1,363)	1,496	(1,236)
Loss before income taxes	(6,479)	(6,724)	(16,625)	(20,820)
Income tax (expense) benefit	8	(42)	79	(476)
Net loss	$(6,487)	$(6,682)	$(16,704)	$(20,344)

Net loss per common share - basic and diluted	$(0.14)	$(0.15)	$(0.37)	$(0.46)
Weighted average common shares outstanding - basic and diluted	45,155	44,598	45,023	44,217

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(6,487)	$(6,682)	$(16,704)	$(20,344)
Other income, net	554	1,363	(1,496)	1,236
Income tax expense (benefit)	8	(42)	79	(476)
Depreciation and amortization	685	733	2,114	2,193
Stock based compensation	459	299	1,264	1,269
Adjusted EBITDA	$(4,781)	$(4,329)	$(14,743)	$(16,122)